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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Miguel Iribarren	Joseph N. Jaffoni
MIDWAY GAMES INC.	Jaffoni & Collins Incorporated
(773) 961-2222	(212) 835-8500
miribarren@midwaygames.com	mwy@jcir.com

MIDWAY GAMES INC. REPORTS 2004 Q1 REVENUES OF $20.1 MILLION

—Raises full-year guidance—

        Chicago, Illinois, April 28, 2004—Midway Games Inc. (NYSE:MWY) today announced results of operations for the three-months ended March 31, 2004. The Company also raised its guidance for the year ending December 31, 2004 and provided revenue and earnings guidance for the quarter ending June 30, 2004.

FIRST QUARTER RESULTS

        Revenues for the 2004 first quarter were $20.1 million, down from $45.8 million in the 2003 first quarter. The 2004 first quarter net loss was $14.2 million, compared with a 2003 first quarter net loss of $9.3 million. The 2004 first quarter loss applicable to common stock was $15.0 million or $0.27 per share, compared with a 2003 first quarter loss applicable to common stock of $9.6 million or $0.21 per share. Revenues for the first quarter were higher than the Company's updated guidance provided on April 6, 2004 primarily due to continued strong sales of The Suffering, which launched March 8, 2004.

Other key operating and financial items include:

  •
  During the first quarter, Midway released one new videogame title, The Suffering for PlayStation 2 and Xbox, in North America. According to The NPD Group, Inc./NPD Funworld/TRSTS Video Games Service, The Suffering was the #9 best-selling PlayStation 2 game and the #4 best-selling Xbox game during March 2004 based on dollar sales volume.

  •
  During the first quarter, we entered into a loan and security agreement with Wells Fargo Foothill, Inc. for a credit facility of up to $30.0 million, comprised of a $15.0 million term loan and revolving line of credit of up to $15.0 million.

  •
  Early in the second quarter, Midway acquired Surreal Software Inc., a highly accomplished videogame developer located in Seattle, Washington, in an all-stock transaction for 540,316 Midway common shares. Surreal recently developed The Suffering for Midway and is currently working on two other Midway projects.

  •
  On April 15, 2004, the Company completed the sale of 11.35 million shares of common stock with net proceeds after transaction costs of approximately $78.4 million. The shares in this offering were issued under a shelf registration statement previously filed with the Securities and Exchange Commission. We are currently in the process of withdrawing the shelf registration statement. As of April 28, 2004, Midway has 68,219,229 shares of common stock outstanding.

        "We are pleased with the results of the first quarter and in particular with the product development and marketing achievements accomplished in the launch of The Suffering. Furthermore, we believe our acquisition of Surreal Software, developer of The Suffering, will increase our internal product development depth thereby strengthening our capacity for creating more high-quality videogames," commented president and chief executive officer David F. Zucker.

OUTLOOK

        For the quarter ending June 30, 2004, the Company expects revenues of approximately $38.0 million with a net loss of approximately $10.0 million. Midway released NBA Ballers in North America on April 5, 2004 for PlayStation 2 and Xbox and has shipped a total of over 600,000 units to date on the two platforms. The Company expects to release two additional titles in North America during the balance of the 2004 second quarter: MLB SlugFest: Loaded and Psi Ops: The Mindgate Conspiracy both for PlayStation 2 and Xbox. The Company also expects to release The Suffering in Europe during the second quarter for both the PlayStation 2 and Xbox.

        "We believe the successful launches of The Suffering and NBA Ballers are solid evidence that our strategy of focusing on fewer, bigger and better titles is paying off and that changes to our operating processes and personnel are yielding results," commented Mr. Zucker.

        For the year ending December 31, 2004, Midway is raising its outlook for revenues to approximately $148.0 million, representing a 60% increase over the 2003 revenue levels. The Company also revised its outlook for a net loss of approximately $18.0 million for the year, an approximately $97.2 million improvement versus 2003. The Company previously expected revenues of approximately $140.0 million and a net loss of approximately $20.0 million in 2004.

        The Company has added one major product, Shadow Hearts: Covenant, to its expected 2004 release schedule and moved one of its major products, NARC, from 2004 into 2005. Midway's expected 2004 release schedule includes five major titles for the balance of 2004 including: MLB SlugFest: Loaded, Psi Ops: The Mindgate Conspiracy, Shadow Hearts: Covenant, Area 51 and Mortal Kombat: Deception. In addition to these major releases, the Company expects revenues from several other products in 2004 including value-priced games and PC games.

        "The addition of Shadow Hearts: Covenant to our 2004 lineup brings a sequel product with a proven audience into our portfolio, while moving NARC into 2005 will give that game a better competitive launch window in much the same way that The Suffering and NBA Ballersbenefited from their moves from 2003 into 2004. We believe the Shadow Hearts: Covenant addition and NARC scheduling change produce an overall stronger product pipeline for 2004 and 2005," commented Mr. Zucker.

CONFERENCE CALL

        Midway Games Inc. is hosting a conference call and simultaneous web cast open to the general public at 4:45 p.m. EDT today, Wednesday, April 28, 2004. The conference call number is (706) 679-7522; please call five minutes in advance to ensure that you are connected prior to the presentation. Questions and answers will be open to call-in analysts and investors. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.fulldisclosure.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call's initiation. Following its completion, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.

        Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

        This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business—Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2003, and in the more recent filings made by the Company with the Securities and Exchange Commission.

MIDWAY GAMES INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three-Months Ended March 31,
	2004	2003
Revenues	$20,131	$45,826
Cost of sales:
Product costs and distribution	9,175	21,764
Royalties and product development	6,325	9,139

Total cost of sales	15,500	30,903
Gross profit	4,631	14,923
Research and development expense	5,069	5,848
Selling and marketing expense	9,078	7,061
Administrative expense	4,386	3,975
Restructuring and other charges	(77)	6,627 (1)

Operating loss	(13,825)	(8,588)
Interest income and other expense, net	(18)	232

Loss before income taxes	(13,843)	(8,356)
Provision for income taxes	328	961

Net Loss	(14,171)	(9,317)
Preferred stock dividends:
Distributed	503	130
Imputed	310	153

Loss applicable to common stock	$(14,984)	$(9,600)

Basic and diluted loss per share of common stock	$(0.27)	$(0.21)

Average number of shares outstanding	55,830	46,469

(1)
We incurred restructuring and other charges during the three-months ended March 31, 2003 primarily relating to the termination of certain games in development associated with our California product development operations.

MIDWAY GAMES INC.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$45,722	$41,682
Receivables, net	12,487	15,814
Inventories	5,029	3,566
Capitalized product development costs	15,812	11,292
Prepaid expenses and other current assets	5,251	4,634

Total current assets	84,301	76,988
Capitalized product development costs	959	—
Property and equipment, net	12,404	13,272
Goodwill	33,464	33,464
Other assets	2,917	1,725

Total assets	$134,045	$125,449

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,015	$5,413
Accrued compensation and related benefits	3,287	3,674
Accrued royalties	5,149	2,961
Accrued selling and marketing	1,569	2,016
Current portion of long-term debt	2,222 (1)	—
Other accrued liabilities	13,037	12,255

Total current liabilities	34,279	26,319
Long-term debt	12,778 (1)	—
Due to related parties	12,402	12,402
Deferred income taxes	5,788	5,460
Other noncurrent liabilities	826	1,219
Redeemable convertible preferred stock, Series D, redeemable at $36,790 and $35,000 as of March 31, 2004 and December 31, 2003, respectively	34,221	32,156
Stockholders' equity:
Common stock	590	588
Additional paid-in capital	245,084	244,963
Accumulated deficit	(184,838)	(170,667)
Accumulated translation adjustment	(1,050)	(919)
Deferred compensation	(310)	(347)
Treasury stock	(25,725)	(25,725)

Total stockholders' equity	33,751	47,893

Total liabilities and stockholders' equity	$134,045	$125,449

(1)
In March 2004, we entered into a loan and security agreement with Wells Fargo Foothill, Inc. for a credit facility of up to $30,000,000, comprised of a $15,000,000 term loan and revolving line of credit of up to $15,000,000. Availability under the revolving line of credit is limited by the terms of the loan and security agreement. The credit facility has a five-year term.

MIDWAY GAMES INC.
Supplemental Quarterly Data

North American Videogame Releases
Three-Months Ended March 31, 2004

Title	Platform
The Suffering	PlayStation 2, Xbox
	Revenue by Platform (In thousands) Three-Months Ended March 31,
Platform
	2004	2003
Sony PlayStation 2	$10,809	$26,251
Microsoft Xbox	6,855	11,471
Nintendo GameCube	1,431	4,961
Nintendo Game Boy Advance	184	2,357
Sony PlayStation	163	686
Other	689	100

Total Revenue	$20,131	$45,826

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  EXHIBIT 99.1
MIDWAY GAMES INC. Condensed Consolidated Statements of Operations (In thousands, except per share amounts) (Unaudited)
MIDWAY GAMES INC. Condensed Consolidated Balance Sheets (In thousands)
MIDWAY GAMES INC. Supplemental Quarterly Data